EXHIBIT 10.7

MANAGEMENT SERVICES AGREEMENT

This Agreement is made as of January 1, 2000 between

            GRANT BROTHERS SALES, LIMITED, a corporation existing under the laws of Canada ("Grant Brothers"),

                                       and

            GRANT AUTOMOTIVE GROUP INC., a corporation existing under the laws of Ontario ("Grant Auto"),

                                       and

           SPECTRE INDUSTRIES, INC., a corporation existing under the laws of Nevada ("Spectre").

RECITALS

A. As at January 1, 1999, Grant Brothers, under the Asset Purchase Agreement, transferred its wholesale automotive business group, consisting of its traditional automotive division and the heavy duty division to Grant Auto.

B. As at the date of this Agreement, under a share purchase agreement, Grant Brothers sold to Spectre all of the issued and outstanding shares of Grant Auto.

C. Grant Auto wishes to have Grant Brothers provide certain services to Grant Auto so that Grant Auto can continue to operate the Business and to maximize Grant Auto's benefits from the operation of the Business.

For value received, the parties agree as follows.

SECTION 1 - INTERPRETATION

1.1 Definitions. In this Agreement the following terms have the meanings set out below.

(a) Agreement means this management services agreement including any recitals and schedules to this management services agreement, as amended, supplemented or restated from time to time.

(b) Asset Purchase Agreement means the asset purchase agreement dated as of January 1, 1999 between Grant Brothers and Grant Auto.


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(c) Business means the business transferred to Grant Auto under the Asset
Purchase Agreement, as it has changed to the date of this Agreement and as it changes from time to time after the date of this Agreement, but which, for greater certainty, does not include the business of any other agency which is subsequently acquired by Grant Auto, whether by acquisition of shares or assets.

(d) Contracts has the meaning given to that term in the Asset Purchase
Agreement.

(e) Joint Account is defined in section 2.4.

(f) Management Committee means the management committee established in accordance with section 2.5(a).

(g) Monthly Base Expenses means the amount of Grant Brothers' monthly operating expenses jointly established by the parties before the date hereof with respect to the first fiscal year of the term of this Agreement and by the Management Committee with respect to any subsequent fiscal year, before the beginning of such fiscal year (and as may be adjusted by the Management Committee during any fiscal year).

(h) Net Cash Flow Increase Payment means the amount which is equal to US$500,000:

      (1) plus the amount, if any, by which the total gross income attributable to the Business for 1999, as set out in the finalized Currency Conversion Schedule referred to in the share purchase agreement dated as of January 1, 2000 between Grant Brothers and Spectre, exceeds US$1,000,000; or

      (2) minus the amount, if any, by which the total gross income attributable to the Business for 1999, as set out in the finalized Currency Conversion Schedule referred to in the share purchase agreement dated as of January 1, 2000 between Grant Brothers and Spectre, is less than US$1,000,000.

(i) Net Cash Flow of the Business means the net cash flow of the Business determined for any particular period in accordance with generally accepted accounting principles in effect in Canada from time to time, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants and on a consistent basis with the preceding period.

(j) Shared Contracts has the meaning given to that term in the Asset Purchase Agreement.

1.2 Headings and References. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Extended Meanings. Words importing the singular include the plural and vice versa and words importing gender include all genders. The term "including" means "including without limitation".


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1.4 Currency. All amounts to be paid under this Agreement are to be paid in US dollars.

SECTION 2 - SERVICES AND FEES

2.1 Services. Subject to the terms of this Agreement, Grant Brothers shall provide the following services to Grant Auto:

(a) Supply of Personnel. Grant Brothers shall make available to the Business such personnel as are reasonably required to operate the Business substantially in the manner that the Business was conducted before the date of this Agreement and subject to any changes in the operation of the Business as are agreed on from time to time by the Management Committee and with a view to meeting the various sales targets in the various territories agreed by the Management Committee from time to time. Grant Brothers may also introduce such changes as they desire from time to time to the extent that Grant Brothers believes that the changes will improve the operations of the Business as approved by the Management Committee.

(b) Provision of Office Space. Grant Brothers shall provide the necessary office space, office equipment and office supplies for its personnel to carry out the activities referred to in section 2.1(a).

(c) Strategic Advice. Grant Brothers shall provide all reasonable assistance to management of Spectre in respect of strategic planning for, the capital structure of, new business development for, and cost base management in connection with, the Business.

(d) New Opportunities. Grant Brothers shall consider new opportunities for the Business that would complement the Business (including the identification of potential acquisitions and the making of introductions to potential acquisitions). Grant Brothers shall communicate the result of such considerations in a timely manner to Grant Auto from time to time. To this end, Grant Brothers shall cause its Chief Operating Officer and its Vice President, Finance to devote at least 15% of their time to the foregoing duties. Grant Auto shall reimburse Grant Brothers for all reasonably incurred costs directly attributable to the identification of potential acquisitions and the making of introductions to potential acquisitions, such as travel and other similar out-of-pocket expenses.

(e) Monthly Reporting. Grant Brothers shall deliver to Grant Auto within 30 days of the end of each calendar month a report in respect of the Business for such month containing:

      (1)   a profit and loss statement for such month;

      (2)   a balance sheet as at the end of such month;

      (3) a cash flow statement for such month, including a line analysis in respect of each manufacturer; and

      (4) a detailed analysis indicating the reasons for all material deviations from the quarterly financial forecast applicable to such month.

(f) Quarterly Reporting. Grant Brothers shall deliver to Grant Auto within 30 days of the end of each calendar quarter a report in respect of the Business for such quarter containing:


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      (1)   a profit and loss statement for such quarter;

      (2)   a balance sheet as at the end of such quarter;

      (3) a cash flow statement for such quarter, including a line analysis in respect of each manufacturer;

      (4) a detailed analysis indicating the reasons for all material deviations from the quarterly financial forecast applicable to such quarter; and

      (5) a financial forecast for the next three calendar quarters, including projected profit and loss and projected cash flow for each such quarter.

Representatives of Grant Brothers shall make themselves available at their offices to meet with representatives of Spectre at a mutually agreeable time during the 60 day period following the delivery to Grant Auto of the quarterly report to discuss the contents of that report.

(g) Annual Reporting. Grant Brothers shall deliver to Grant Auto within three months of the end of each year under this Agreement a report in respect of the Business for such year containing:

      (1) financial statements reviewed by the Grant Brothers' independent accountants, for such year (containing a profit and loss statement and a balance sheet for such year);

      (2) a financial forecast and business plan for the next two years under this Agreement; and

      (3) a detailed financial budget for the then current year under this Agreement.

Representatives of Grant Brothers shall make themselves available at their offices to meet with representatives of Spectre at a mutually agreeable time during the 60 day period following the delivery to Grant Auto of the annual report to discuss the contents of that report. During the 180 day period following the delivery of the annual report Grant Brothers shall provide to Grant Auto access to the financial records which Grant Brothers maintains in connection with the Business, including all materials used in the preparation of the annual financial statements and all documents prepared by Grant Brothers' independent accountants in respect of their review of such statements.

(h) Other Services. Grant Brothers shall provide to Grant Auto such other services as the parties may agree from time to time.

2.2 Authorized Representative. To assist in fulfilling the obligations of Grant Brothers set out in section 2.1(a), Grant Auto hereby appoints Grant Brothers as its authorized representative to act in Grant Auto's name to carry on the Business in its ordinary course, including with the power to sign any agreements entered into in the ordinary course of business on behalf of Grant Auto. Copies of any and all documents signed by GBS on behalf of GAG shall be delivered to GAG at the earliest possible opportunity. Grant Auto shall ensure that its by-laws or other corporate documents specifically authorize such signing of documents by Grant Brothers. All new contracts respecting the Business shall be entered into in the name of Grant Auto.


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2.3 Reimbursements, Fees and Bonuses. Grant Auto shall pay Grant Brothers the following amounts at the times set out below.

(a) Reimbursements. By the 15th day of each month under this Agreement, Grant Auto shall pay to Grant Brothers an amount to reimburse Grant Brothers for all of its costs of that month associated directly with its services provided under this Agreement, including all amounts paid to or in respect of employees of Grant Brothers, plus agreed overhead for such employees and all amounts reimbursed by Grant Brothers to any of its employees in respect of services provided under this Agreement on behalf of Grant Auto, including all amounts to be reimbursed in accordance with section 2.1(d). Prior to any initial payment to Grant Brothers pursuant to this sub- paragraph shall be due upon the approval by Grant Auto of the schedule of monthly base expense reimbursement to be prepared by Grant Brothers no later than February 15. Approval of said schedule shall be made by Grant Auto as soon as practicable after receipt of same.

(b) Net Cash Flow Distribution. With respect to any fiscal year, the Net Cash Flow of the Business shall be distributed between Grant Auto and Grant Brothers as follows.

      (1) The first US$50,000 of the Net Cash Flow of the Business shall be distributed to Grant Auto. Grant Brothers shall ensure that this amount will be paid to Grant Auto for the fiscal periods ended December 31, 2000 and December 31, 2001 (and in this respect Grant Brothers will cause to be paid US$25,000 to Grant Auto on each of June 30, 2000, December 31, 2000, June 30, 2001 and December 31, 2001 as a pre-payment of such distribution and failure to cause such a distribution to be made shall require payment of penalty interest by Grant Brothers to Grant Auto in the amount of 1.5% per month on the outstanding payment).

      (2) The second US$100,000 of the Net Cash Flow of the Business shall be distributed to Grant Brothers.

      (3) Any Net Cash Flow of the Business in excess thereof shall be distributed 47.5% to Grant Auto and 52.5% to Grant Brothers. Grant Auto shall have the right at any time before January 1, 2005 (but not thereafter), upon payment to Grant Brothers of the Net Cash Flow Increase Payment, to revise this section 2.3(b)(3) so that the first sentence reads "Any Net Cash Flow of the Business in excess thereof shall be distributed 95% to Grant Auto and 5% to Grant Brothers" and to make the corresponding revision in section 2.3(c)(1). Any such change in allocation will become effective only in the calendar year immediately following the year in which the payment is made by Grant Auto to Grant Brothers.


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(c) Distribution Mechanics.

      (1) General. In respect of each fiscal year during the term hereof, as at June 30 (and payable within 60 days thereafter) and December 31 (and payable within three business days of the determination of the Management Committee under section 2.3(c)(3)) Grant Auto shall be entitled to receive out of the Joint Account any excess funds remaining after all costs and expenses with respect to such six month period ending on June 30 or the 12 month period ending on December 31, as applicable, including amounts payable under section 2.3(a), have been paid until Grant Auto shall have received US$50,000 (the "Grant Auto Base Compensation") in respect of such year. Thereafter, in respect of each fiscal year during the term hereof as at each June 30 (and payable within 60 days thereafter) and December 31 (and payable within three business days of the determination of the Management Committee under section 2.3(c)(3)) Grant Brothers shall be entitled to receive out of the Joint Account any excess funds remaining after all costs and expenses with respect to such six month period ending on June 30 or the 12 month period ending on December 31, as applicable, including amounts payable under section 2.3(a), have been paid until Grant Brothers shall have received US$100,000 (the "Grant Brothers Base Compensation") in respect of such year. Thereafter, in respect of each fiscal year during the term hereof as at each June 30 (and payable within 60 days thereafter) and December 31 (and payable within three business days of the determination of the Management Committee under section 2.3(c)(3)) Grant Auto shall be entitled to receive out of the Joint Account 47.5% of any excess funds remaining after all costs and expenses with respect to such six month period ending on June 30 or the 12 month period ending on December 31, as applicable, including amounts payable under section 2.3(a) (the "Grant Auto Bonus") in respect of such year, and Grant Brothers shall be entitled to receive out of the Joint Account 52.5% of any excess funds remaining after all costs and expenses with respect to such six month period ending on June 30 or the 12 month period ending on December 31, as applicable, including amounts payable under section 2.3(a) (the "Grant Brothers Bonus") in respect of such year.

      (2) Negative Cash Balance. If at any time in any fiscal year during the term hereof, there shall be a negative cash balance in the Joint Account, Grant Brothers will loan funds, on an interest-free basis, to Grant Auto to eliminate the negative cash balance for such period as the loan is required. Grant Auto will repay the loan to Grant Brothers as soon as reasonably practicable. In such event, prior to making any distribution pursuant to section 2.3(c)(1) during such fiscal year (except regarding the required distributions to Grant Auto for the fiscal periods ended December 31, 2000 and December 31,
            2001), the Grant Brothers loan must be repaid in full before any distribution is made under section 2.3(c). Grant Brothers will forgive that portion of any loan advanced to Grant Auto which it is not repaid within the one year period following the date on which any loan is advanced.


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      (3)   Year End Reconciliation. Based on the annual financial statements,
            GBS shall direct Grant Auto's independent accountants to prepare a schedule (the Net Cash Flow Schedule") setting out Net Cash Flow of the Business for such year setting out the distribution thereof in accordance with this Agreement together with a report from the independent accountant stating that the Net Cash Flow Schedule has been prepared in accordance with this Agreement. Within 10 business days of the receipt of the financial statements for Grant Auto reviewed by the independent accountants for the previous fiscal year and the Net Cash Flow Schedule, the Management Committee shall determine the definitive Net Cash Flow distribution in accordance with section 2.3(c)(1). To the extent any party shall have received an amount in excess of the amount to which such party would be entitled pursuant to such determination, such party shall pay to the other an amount equal to such excess within 30 days of such determination.

(d) Stock Incentive. As an additional incentive to GBS to manage GAG on a long term basis, Spectre shall issue an aggregate of 450,000 shares of fully paid and non-assessable Common Stock of Spectre to GBS free from all encumbrances, except pursuant to the Securities Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder. As of the date of this Agreement, the authorized capital stock of Spectre consists of 100 million shares of common stock, of which 12,496,450 shares of common stock are outstanding as of the date hereof.

      (1) Nature and Characteristics of Common Stock. GBS understands that the Common Stock is or will be issued without registration under the Securities Act, in reliance upon exemptions from registration under the Securities Act. GBS also understands that such exemptions depend in part upon, and such shares will be issued in reliance on, the representations and warranties made by the GBS in this section 3.3. Accordingly, the GBS represents and warrants to Spectre, as of the date of this Agreement as follows:

      (i) GBS will acquire Spectre common stock for its own account for investment purposes only and not with a view to resale or other distribution thereof, in whole or in part in violation of the Securities Act and GBS will not assign, sell, hypothecate or otherwise transfer any of the common stock in the United States unless,

            (A) a registration statement is in effect under the Securities Act and all applicable state securities laws with respect to the common stock, or

            (B) a written opinion of counsel reasonably acceptable to Spectre is obtained to the effect that no such registration is required.

      (ii)  GBS acknowledges, agrees and is aware that,

            (A) no federal, state or any foreign agency has passed upon the accuracy, validity or completeness of any materials provided to GBS relating to Spectre and the Common Stock or made any finding or determinations to the fairness of an investment in the Common Stock,

            (B) the Common Stock has not been registered under the Securities Act or under the securities laws of any other jurisdiction in the United States,


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            (C)   in the absence of registration under the Securities Act, an offer or sale of any of the Common Stock by GBS in the United States will require the availability of an exemption thereunder,

            (D) the following restrictive legend shall be placed on the certificates representing the Common Stock,

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES LAWS OF THE UNITED STATES OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE UNITED STATES AT ANY TIME WHATSOEVER, EXCEPT UPON SUCH REGISTRATION OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE BOARD OF DIRECTORS OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND/OR SUBMISSION TO THE BOARD OF DIRECTORS OF THE COMPANY OF SUCH EVIDENCE AS MAY BE SATISFACTORY TO THE BOARD OF DIRECTORS OF THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS IN THE UNITED STATES AND ANY RULES OR REGULATIONS PROMULGATED THEREUNDER.

      (iii) Acknowledgments. GBS acknowledges that:

      (A) GBS has been given the opportunity to ask questions of, and receive answers from, Spectre and its officers and employees concerning the terms and conditions of GBS's acquisition of the Common Stock and other matters pertaining to an investment in the Common Stock, has been given the opportunity to obtain such additional information necessary to evaluate the merits and risks of acquiring the Common Stock to the extent Spectre possesses such information, and has received all documents and information that GBS has requested relating to an investment in the Common Stock;

      (B) GBS is familiar with the nature of and risks attendant to investments in the business of Spectre and securities in general and has carefully considered and has, to the extent GBS believes such discussion necessary, discussed with GBS's professional legal, financial and tax advisers the suitability of an investment in the


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            Common Stock for GBS's particular financial and tax situation and has determined that the Common stock is a suitable investment for GBS;

      (C) GBS has not relied upon any representations or other information (whether oral or written) from Spectre or its directors, officers or affiliates, or from any other persons, other than the representations and warranties made in this Agreement and publicly available information with respect to Spectre; and

      (D) GBS has made, and is solely responsible for making, GBS's own independent evaluation of the economic and other risks involved in GBS's investment in the Common Stock and GBS's own independent decision to make such investment.

      (2) Exemption from Registration and Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of GBS set out in section 3.3 are true and correct, the offer and sale of the Common Stock made pursuant to this Agreement is exempt from the registration requirements of the Securities Act and applicable state securities or "blue sky" laws. Neither Spectre nor any person authorized to act on Spectre's behalf has, in connection with the offering of the Common Stock, engaged in:

      (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 501(c) under the Securities Act);

      (b) any action involving a public offering within the meaning of section 4(2) of the Securities Act; or

      (c) any action that would require the registration under the Securities Act of the offering and sale of the Common Stock or that would violate applicable state securities or "blue sky" laws.

Neither Spectre nor any person acting on behalf of Spectre has made, directly or indirectly, any offer or sale of Common Stock or of securities of the same or a similar class as the Common Stock that, if as a result of the offer and sale of the Common Stock contemplated hereby, could fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in section 2(3) of the Securities Act.

      (3) Sale of Common Stock. Notwithstanding any other term in this Agreement, GBS may assign, sell, hypothecate or otherwise transfer any of the 450,000 Common Stock in the United States at any time after the expiry of one year following the date of this Agreement and this representation and warranty shall survive the closing of the Purchase for a period of five years after the date of this Agreement so long as such sales are made pursuant to an applicable exemption from the registration requirements of the Securities Act.


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      (4) Exemption from Registration and Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of GBS set out in section 3.3 are true and correct, the offer and sale of the Common Stock made pursuant to this Agreement is exempt from the registration requirements of the Securities Act and applicable state securities or "blue sky" laws. Neither Spectre nor any person authorized to act on Spectre's behalf has, in connection with the offering of the Common Stock, engaged in:

      (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 501(c) under the Securities Act);

      (b) any action involving a public offering within the meaning of section 4(2) of the Securities Act; or

      (c) any action that would require the registration under the Securities Act of the offering and sale of the Common Stock or that would violate applicable state securities or "blue sky" laws.

Neither Spectre nor any person acting on behalf of Spectre has made, directly or indirectly, any offer or sale of Common Stock or of securities of the same or a similar class as the Common Stock that, if as a result of the offer and sale of the Common Stock contemplated hereby, could fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in section 2(3) of the Securities Act.

      (5) In the event this agreement is terminated prior to December 31, 2005, other than as a result of the bankruptcy of Spectre, and that option referenced in Paragraph 6.2 of the Share Purchase Agreement by and between GBS and Spectre of even date herewith, in favor of GBS is exercised by GBS, then in addition to the $500,000 referenced therein for the repurchase of the Business as defined therein, GBS shall pay to Spectre an additional amount equal to 450,000 shares of Spectre.

2.4 Joint Account. Grant Auto and Grant Brothers shall establish a joint bank account (the "Joint Account") with a reputable financial institution in Toronto. Any and all cash received from the accounts receivables of Grant Auto in respect of the Business after January 1, 2000 shall be deposited in the Joint Account. The Joint Account shall be administered by the Management Committee. Except as otherwise set forth herein, any disposition of funds out of the Joint Account shall require the signature of one Grant Auto representative and one Grant Brothers representative on the Management Committee. During the term of this Agreement, any and all amounts received by any party with respect to the Business (other than any Net Cash Flow distribution pursuant to section 2.3(c)(1) or a repayment of a loan advanced under section 2.3(c)) shall be deposited in the Joint Account and any and all expenses with respect to the Business shall be paid out of funds available in the Joint Account. On or prior to the 15th day of each month during the term of this Agreement (commencing on or prior to January 15, 2000), an amount equal to the Monthly Base Expenses shall be paid to Grant Brothers out of funds available in the Joint Account and, in the event such amount is not so paid, each Grant Brothers representative on the Management Committee shall be entitled to transfer from the Joint Account an amount equal to any due and unpaid Monthly Base Expenses to Grant Brothers.


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2.5 Management Committee.

(a) Purpose and Membership. A Management Committee consisting of up to two representatives from Grant Auto (each, an "Grant Auto Representative") and up to two representatives from Grant Brothers (each a "Grant Brothers Representative") shall be established for the purpose of overseeing the operation of the Business during the term of this Agreement. A party may change its representatives from time to time by delivering a notice to this effect to the other applicable party.

(b) Rights and Duties. The Management Committee shall:

      (1)   administer the Joint Account;

      (2) approve the payment of any expenses to Grant Brothers in excess of the Monthly Base Expenses;

      (3) determine or amend the annual budget, the amount of the overhead referred to in section 2.3(a) and Monthly Base Expenses; and

      (4) perform such other functions as the parties may delegate to it from time to time.

In addition, the Management Committee shall be consulted prior to any material decision by Grant Brothers affecting (or being likely to affect) the Business or the expansion thereof contemplated hereby, including prior to the hiring or firing of any member of senior management of the Grant Brothers division administering the Business or of any other employees thereof other than in the ordinary course of business. The Management Committee shall meet in person or by telephone conference at such times and places as shall be necessary to perform its function, but at least once a month.

SECTION 3 - TERM, RENEWAL AND TERMINATION

3.1 Term and Renewal. The term of this Agreement shall commence on the date hereof and continue for five (5) years. At the expiration of such five-year period, this Agreement shall automatically be renewed for successive one-year periods unless it is terminated by any party giving the other parties at least six months prior written notice effective on the last day of such five-year or one-year period, as the case may be.

3.2 Termination. Notwithstanding section 3.1, Grant Brothers or Grant Auto, as the case may be, may terminate this Agreement at any time on the occurrence of any of the following events:

      (a) the other party fails to pay any amount when due and fails to pay such amount within five days of receipt of a notice indicating the non-payment;

      (b) the other party breaches any of its obligations under this Agreement and such breach is not rectified within 30 days of receipt of a notice indicating the breach;

      (c) a proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation or winding-up of the other party is instituted by or against such other party;

      (d) the other party makes a general assignment for the benefit of its creditors; or


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      (e)   the other party ceases to carry on business as a going concern for more than five business days.

The expiration or termination of this Agreement shall not relieve or release a party from any of its obligations to pay any amount due and payable or to perform any obligation which by its nature shall survive such expiration or termination (including the obligations set out in sections 3.5, 4.3, 5 and 6). A party which terminates this Agreement in accordance with this section 3.2 shall not be liable to any other party for any loss or damage of any kind whatsoever, arising directly or indirectly from the termination of this Agreement.

3.3 Early Termination by Grant Auto. Grant Auto may terminate this Agreement if Grant Brothers does not, within the first 12 months of this Agreement, introduce Grant Auto to at least two reasonable potential acquisitions, as required by section 2.1(d).

3.4 Performance of Certain Contracts. Upon the termination of this Agreement, if any Contracts (including any Shared Contracts) remain subject to the terms of the section in the Asset Purchase Agreement entitled "Certain Contracts Not Assigned But Held in Trust", Grant Auto shall, from the date of the termination of this Agreement cause all of the obligations of Grant Brothers to be satisfied under those Contracts (except that in respect of Shared Contracts, Grant Auto shall only be obliged to fulfil such obligations to the extent that they relate to the Business). Grant Brothers shall, from the date of the termination of this Agreement cause all of the obligations of Grant Brothers to be satisfied under the Shared Contracts, but only to the extent that such obligations arise under Shared Contracts and relate to matters not related to the Business. Except as provided by the foregoing, the section in the Asset Purchase Agreement entitled "Certain Contracts Not Assigned But Held in Trust" shall continue to apply to all Contracts to which that section relates. Grant Auto shall reimburse Grant Brothers for all direct expenses incurred in carrying out any obligations under that section of the Asset Purchase Agreement.

3.5 Transfer of Business. As soon as commercially reasonable after the date hereof, but in any event before the expiration of the term of this Agreement, Grant Brothers shall use all commercially reasonable efforts to assign and/or otherwise transfer to Grant Auto any and all Contracts not heretofore assigned to Grant Auto and to obtain separate agreements for those parts of the Shared Contracts which have been transferred to Grant Auto pursuant to the terms of the Asset Purchase Agreement. Grant Brothers shall report semi-annually to the Management Committee as to the progress of its efforts hereunder. To the extent the Management Committee determines, with respect to a particular Contract, not to seek the assignment or transfer thereof to Grant Auto or to obtain separate agreements, the parties shall enter into an appropriate contractual relationship which provides Grant Auto otherwise with the benefits of such Contract.

SECTION 4 - FORCE MAJEURE, LIABILITY AND INDEMNITY


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4.1 Force Majeure. No party shall be liable to another for any failure to perform any obligation under this Agreement, to the extent that such failure is beyond the reasonable control of such party (aside from lack of funds). A party which is not able to so perform an obligation under this Agreement shall promptly provide a notice in respect of such failure to the other parties and take all commercially reasonable steps to mitigate the effects of such failure. In such cases, the party so failing to perform shall not be responsible to the other parties for any loss or damage of any kind whatsoever which may be incurred by the other parties or any third parties as a result of any such failure.

4.2 Liability. A party's liability to the other parties under this Agreement shall be limited to any direct loss or damage to such other parties caused by the first party's negligence or wilful misconduct. Notwithstanding the foregoing, no term in this section 4.2 shall operate so as to limit the liability of Grant Brothers in respect of any of its actions or failures to act, to the extent that Grant Brothers would have been liable in respect of such actions or failures to act had such taken place before the date of this Agreement when Grant Brothers owned and operated the Business.

4.3 Indemnity. Subject to the limitation imposed by section 4.2, Grant Brothers shall indemnify and save harmless Grant Auto on its behalf and as trustee for its officers, directors, shareholders, employees and agents against all costs, damages, claims and other liabilities (including legal fees and expenses) arising out of any breach of an obligation of Grant Brothers under this Agreement. Subject to the limitation imposed by section 4.2, Grant Auto shall indemnify and save harmless Grant Brothers on its behalf and as trustee for its officers, directors, shareholders, employees and agents against all costs, damages, claims and other liabilities (including legal fees and expenses) arising out of any breach of an obligation of Grant Auto under this Agreement.

SECTION 5 -- CONFIDENTIALITY, COMPETITION AND NEW AGENCIES

5.1 Confidential Information. Grant Brothers shall hold in confidence, and shall not disclose to any third party or use any confidential information of Grant Auto (other than in respect of the good faith performance of Grant Brothers' duties under this Agreement) where such information was obtained by Grant Brothers in the course of providing services to Grant Auto under this Agreement, except as required by law (including any applicable securities laws or the rules of any applicable securities commission) or legal process.

5.2 Non-Competition. Grant Brothers shall not directly or indirectly (through an affiliate or otherwise) own, manage, operate, join, control or otherwise participate in, whether as a partner, shareholder or otherwise, any enterprise in the business of representing manufacturers in the sale of spare parts in the automotive wholesale market (the "Competitive Activities"), in Canada during the currency of this Agreement and (except where Grant Brothers terminates this Agreement under section 3.2 other than by providing six months' notice or where Grant Auto terminates this Agreement under section 3.2 by providing six months' notice) during the one year period following the termination of this Agreement, except that, notwithstanding the foregoing, such non-competition period shall not terminate prior to the fifth anniversary of the date hereof. In addition, Grant Brothers will not engage in e-commerce, to the extent that involves the sale of auto parts, during the currency of this Agreement and (except where Grant Brothers terminates


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this Agreement under section 3.2 other than by providing six months' notice or where Grant Auto terminates this Agreement under section 3.2 by providing six months' notice) during the one year period following the termination of this Agreement.

5.3 Non-Solicitation. Without the consent of Grant Brothers, Grant Auto shall not solicit for employment or employ any employee of Grant Brothers during the currency of this Agreement and (except where Grant Auto terminates this Agreement under section 3.2 other than by providing six months' notice) during the one year period following the termination of this Agreement, except that on the termination of this Agreement Grant Auto may offer employment to all, but not less than all, Grant Brothers employees, at least 80% of whose business time in the prior 12 months is allocable to the provision of services to Grant Auto and any additional acquired agencies. Where Grant Auto makes any such offer of employment, such offer must contain terms of employment that are no less favourable to each such employee who is so offered employment when compared to the terms of employment existing immediately prior to the making of the offer. Without the consent of Grant Auto, Grant Brothers shall not solicit for employment or employ any employee of Grant Auto during the currency of this Agreement and during the one year period following the termination of this Agreement.

5.4 Conflict of Interest. In the event a business opportunity, including changes in representative agreements, raises a conflict of interest between the Grant Brothers and Grant Auto, the Management Committee, less the representatives of Grant Brothers, shall determine, acting reasonably and in good faith, the resolution which shall bind the parties, except that nothing in this section 5.4 will affect in any manner the Shared Contracts and the terms applicable thereto under the Asset Purchase Agreement and this Agreement.

5.5 New Agencies. In the event that any additional agency is acquired by Spectre, directly or indirectly, Grant Brothers shall have the right of first refusal to match any management services agreement offered by a third party to manage such additional agency. In the event that no third party management service is offered in respect of the new agency, Grant Brothers shall provide (or in the case of any agency that Grant Brothers did not introduce to Spectre, Grant Brothers may provide) such services for 5% of the Net Cash Flow of that agency. Further in the event that an opportunity is located by Grant Brothers to acquire 50% or more of a new agency in a transaction whereby such new agency can be acquired over time with the purchase price payable solely from future revenues, in addition to the right of first refusal referenced herein, Grant Brothers shall have the right to participate in 50% of the ownership interest acquired, directly or indirectly, by Spectre on the same terms and conditions as Spectre.

5.6 Spectre's Indemnity. Spectre shall indemnify and save harmless Grant Brothers on its behalf and as trustee for its officers, directors, shareholders, employees and agents against all costs, damages, claims and other liabilities (including legal fees and expenses) arising out of any breach of an obligation of Grant Auto set out in the Management Services Agreement. Notwithstanding the foregoing, Spectre is not liable under this section 5.6 for any amount that Grant Auto would not be liable for under this Agreement. Accordingly, section
4.2 operates to limit Spectre's liability under this section 5.6 in the same manner that it operates to limit Grant Auto's liability.


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SECTION 6 -- ARBITRATION

6.1 Scope. Any dispute or other controversy between the parties relating to this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to arbitration under the Arbitration Act, 1991 (Ontario), but subject to the terms of this section 6.

6.2 Appointment of Arbitrators. A party desiring arbitration under this section 6 shall give a notice of arbitration to the other parties containing a concise description of the matter submitted for arbitration. Within 10 business days after a party gives a notice of arbitration, the parties shall jointly appoint a single arbitrator (the "Arbitrator"), who shall be a retired judge of the Ontario Court (General Division) or of any court of a province of Canada having jurisdiction comparable to or higher than that of such court. If the parties fail to appoint an Arbitrator within such time, an Arbitrator shall be designated by a judge of the Ontario Court (General Division) upon application by any party.

6.3 Powers of Arbitrator. The Arbitrator may determine all questions of law and jurisdiction (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration. The Arbitrator shall have the right to grant legal and equitable relief (including injunctive relief) and to award costs (including legal fees and the costs of the arbitration) and interest.

6.4 Arbitration Procedure. The arbitration shall take place in the Municipality of Metropolitan Toronto at such place therein and time as the Arbitrator may fix. No later than 20 business days after hearing the representations and evidence of the parties, the Arbitrator shall make his or her determination in writing and deliver one copy to each of the parties. The decision of the Arbitrator shall be final and binding upon the parties in respect of all matters relating to the arbitration, the conduct of the parties during the proceedings, and the final determination of the issues in the arbitration.

6.5 Awards and Appeal. There shall be no appeal from the determination of the Arbitrator to any court under the Arbitration Act, 1991 (Ontario). Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

6.6 Costs of Arbitration. The costs of any arbitration under this section 6 shall be borne by the parties in the manner specified by the Arbitrator in his or her determination.

6.7 Rules. Insofar as they do not conflict with this section 6, the Rules of Procedure For Commercial Arbitration of the Arbitration and Mediation Institute of Canada Inc. in effect at the date of commencement of any arbitration held under this section 6 shall be applicable to the arbitration, and the Arbitrator shall have jurisdiction to take such action and make such orders as are contemplated in such rules.

6.8 Condition Precedent. Submission to arbitration under this section 6 shall be a condition precedent to bringing any action with respect to this Agreement.

SECTION 7 -- GENERAL

7.1 Notice. Unless otherwise specified, each notice to a party must be given in writing and delivered personally or by overnight courier or transmitted by fax to the party as follows:


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         If to Grant Brothers:      Grant Brothers Sales, Limited
                                    140 Wendell Avenue, Unit #1
                                    North York, Ontario M9N 3R2
                                    Attention: President
                                    Fax No: (416) 249-5864

         If to Grant Auto:          Grant Automotive Group Inc.
                                    140 Wendell Avenue, Unit #1
                                    North York, Ontario M9N 3R2
                                    Attention: President
                                    Fax No: (416) 249-5864

                                    with a copy to:

         If to Spectre:             Spectre Industries, Inc.
                                    c/o Ian Grant, Chief Executive Officer
                                    3992 Sunnycrest Drive
                                    North Vancouver, B.C.
                                    Canada V7R 3C9

                                    with a copy to:

or to any other address, fax number or individual that the party designates. Any notice, if delivered personally or by courier, will be deemed to have been given when actually received, and if transmitted by fax before 3:00 p.m. (Toronto time) on a business day, will be deemed to have been given on that business day, and if transmitted by fax after 3:00 p.m. (Toronto time) on a business day, will be deemed to have been given on the next business day.

7.2 Time. Time shall be of the essence of this Agreement.


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7.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario, and each of the parties irrevocably attorns to the non-exclusive jurisdiction of the courts of Ontario.

7.4 No Set-Off. Payments made under this Agreement shall be made without set-off or counterclaim.

7.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, representations, negotiations and understandings, whether written or verbal. No term of this Agreement may be amended or waived except in writing.

7.6 Severability. Any term of this Agreement which is invalid or unenforceable shall not affect any other term and shall be deemed to be severable.

7.7 Assignment and Benefit. No party may assign this Agreement without the prior written consent of the other parties, which consent may not be unreasonably withheld or delayed. This Agreement enures to the benefit of and binds the parties and their respective successors and permitted assigns.


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7.8 Counterparts and Fax Delivery. This Agreement and any amendment, supplement, restatement or termination of any term of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. A party may deliver this Agreement and any amendment, supplement, restatement or termination of any term of this Agreement by fax.

The parties have duly executed this Agreement.

                                        GRANT BROTHERS SALES, LIMITED

                                        By: /s/ John D. Grant
                                           -------------------------------------
                                           John D. Grant
                                           Chief Operating Officer

                                        By: /s/ Ken Grant
                                           -------------------------------------
                                           Kenneth Grant
                                           Vice President


                                        GRANT AUTOMOTIVE GROUP INC.

                                        By: /s/ John D. Grant
                                           -------------------------------------
                                           John D. Grant
                                           President


                                        SPECTRE INDUSTRIES, INC.

                                        By: /s/ Olof Hildebrand
                                           -------------------------------------
                                           Name: Olof Hildebrand
                                           Title: Chairman


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